EXHIBIT 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

BROOKS AUTOMATION, INC.

Pursuant to Section 245 of the

General Corporation Law of the State of Delaware

Brooks Automation, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1. The name of the corporation is Brooks Automation, Inc. (the “Corporation”). The Corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on November 14, 1994. The name under which the Corporation was originally incorporated was Brooks Automation, Inc. The Corporation changed its name to Brooks-PRI Automation, Inc. on May 14, 2002, and then changed its name to Brooks Automation, Inc. on February 27, 2003.

2. This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Corporation’s Certificate of Incorporation as heretofore amended or supplemented and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

3. The text of the Restated Certificate of Incorporation is as follows:

FIRST: The name of the corporation (hereinafter called the “Corporation”) is Brooks Automation, Inc.

SECOND: The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

THIRD: The nature of the business and the purposes to be conducted, and promoted by the Corporation, shall be (a) to create, design, develop, manufacture, buy, sell, hold, act as agent for the sale of, process, store, repair, modify, service, and otherwise deal in and with atmospheric and vacuum valves and robots, other goods and systems related to atmospheric and vacuum applications and electrical, mechanical and other goods, wares, merchandise, and personal property of every kind and description, including without limitation patent rights for inventions and designs of any description; (b) to provide technical and scientific consultation services; (c) to deal in matters concerned with conversion of energies and research and development in all fields of science; and (d) any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 125,000,000 shares of Common Stock, $.01 par vale per share (the “Common Stock”), and (ii) 1,000,000 shares of Preferred Stock, $.01 par value per share (the “Preferred Stock”).

The classes of stock of the Corporation authorized by this Article Fourth hereof shall have the preferences, voting rights, qualifications and special or relative rights or privileges as to each class thereof and any series now established as set forth in this Article Fourth. Stock of any class or series authorized pursuant hereto may be issued from time to time by authority of the Board of Directors for such consideration as from time to time may be fixed by vote of the Board of Directors.

Common Stock

Section 1. Designation of Classes. The authorized classes of common stock of the Corporation shall be designated as Common Stock and Class A Common Stock, respectively. Except as otherwise hereafter provided, the preferences, voting rights, qualifications and special or relative rights or privileges as to each class shall be identical.

Section 2. Voting Rights. The holders of Common Stock shall have one vote per share upon all matters. The holders of Class A Common Stock shall have no vote.

Notwithstanding the foregoing, the approval of the holders of two-thirds of the outstanding shares of any class, voting separately as a class, shall be required for any amendment of these Articles which would adversely affect the rights of such class.

Section 3. Dividends, etc. The holders of each class of stock shall share equally, share for share, in all dividends and distributions, without regard to class. In all recapitalizations, the holders of each class shall receive identical treatment, share for share, without regard to class, except that in connection with any stock dividend or stock split the holders of shares of any class shall receive additional shares of the same class held by them.

Section 4. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of each class of stock shall receive identical treatment, share for share, without regard to class.

Section 5. Conversion.

(a) On the vote of the directors of the Corporation, all of the authorized shares of all classes of common stock of the Corporation shall be convertible, on any one occasion, into a like number of shares of a single class of voting Common Stock.

(b) Upon the sale by the Corporation of shares of its Common Stock pursuant to a registration statement filed with the Securities and Exchange Commission resulting in gross proceeds of not less than $10,000,000, each share of the Corporation’s Class A Common Stock shall automatically, and without further action, be converted into one share of the Corporation’s Common Stock.

Preferred Stock

The Preferred Stock may be issued and designated by the Board of Directors, in one or more classes or series and with such rights, powers, preferences and terms and at such times and for such consideration as the Board of Directors shall determine, without further stockholder action. With respect to each class or series of Preferred Stock, prior to issuance, the Board of Directors by resolution shall designate that class or series to distinguish it from other classes and series of stock of the Corporation, shall specify the number of shares to be included in the class or series, and shall fix the rights, powers, preferences and terms of the shares of the class or series, including, but without limitation: (i) the dividend rate, which may be fixed or variable, its preference as to any other class or series of capital stock, and whether dividends will be cumulative or noncumulative; (ii) whether the shares are to be redeemable and, if so, at what times and prices (which price or prices may, but need not, vary according to the time or circumstances of such redemption) and on what other terms and conditions; (iii) the terms and amount of any sinking fund provided for the purchase or redemption of the shares; (iv) whether the shares shall be convertible or exchangeable and, if so, the times, prices, rates, adjustments and other terms of such conversion or exchange; (v) the voting rights, if any, applicable to the shares in addition to those prescribed by law; (vi) the restrictions and conditions, if any, on the issue or reissue of any additional shares of such class or series or of any other class or series of Preferred Stock ranking on a parity with or prior to the shares of such class or series; (vii) whether, and the extent to which, any of the rights, powers, preferences and terms of any such class or series may be made dependent upon facts ascertainable outside of the Certificate of Incorporation or outside the resolution or resolutions providing for the issuance of such class or series by the Board of Directors, provided that the manner in which such facts shall operate is clearly set forth in the resolution or resolutions providing for the issuance of such class or series adopted by the Board of Directors; and (viii) the rights of the holders of such shares upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

Pursuant to the authority conferred by this Article Fourth upon the Board of Directors of the Corporation, the Board of Directors created a series of 126,500 shares of Preferred Stock designated as Series A Junior Participating Preferred Stock by filing a Certificate of Designations of the Corporation and two Certificates of Increases of the Corporation with the Secretary of State of the State of Delaware on August 6, 1997, May 13, 2002 and October 27, 2005, respectively, and the powers (including voting powers), designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the Company’s Series A Junior Participating Preferred Stock are set forth in Exhibit A hereto and are incorporated herein by reference.

FIFTH: [reserved.]

SIXTH: The Corporation shall have perpetual existence.

SEVENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this

Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agrees to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

EIGHTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

(a) The business of the Corporation shall be conducted by the officers of the Corporation under the supervision of the Board of Directors.

(b) The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws. No election of Directors need be by written ballot.

(c) The Board of Directors of the Corporation may adopt, amend or repeal the Bylaws of the Corporation at any time after the original adoption of the Bylaws according to Section 109 of the General Corporation Law of the State of Delaware; provided, however, that any amendment to provide for the classification of directors of the Corporation for staggered terms pursuant to the provisions of subsection (d) of Section 141 of the General Corporation Law of the State of Delaware shall be set forth in an amendment to this Certificate of Incorporation; in an initial By-Law, or in a By-Law adopted by the stockholders of the Corporation entitled to vote.

(d) Notwithstanding any other provision of law, all action required to be taken by the stockholders of the Corporation shall be taken at a meeting duly called and held in accordance with law and with the Certificate of Incorporation and the Bylaws, and not by written consent.

NINTH:

(a) The Corporation may, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which a person indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(b) No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the Director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this paragraph (b) of this Article Ninth shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment.

TENTH: From time to time, subject to the provisions of this Certificate of Incorporation (including without limitation the provisions of paragraph (d) of Article Eleventh and of Article Twelfth), any of the provisions of this Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article Tenth.

ELEVENTH:

(a) Any direct or indirect purchase or other acquisition in one or more transactions by the Corporation or any Subsidiary of any of the outstanding Voting Stock of any class from any one or more individuals or entities known by the Corporation to be a Related Person, who has beneficially owned such security or right for less than two years prior to the date of such purchase, at a price in excess of the Fair Market Value shall, except as hereinafter provided, require the affirmative vote of the holders of at least two-thirds of the shares of Voting Stock, voting as a single class, excluding any votes cast with respect to shares of Voting Stock beneficially owned by such Related Person. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified by law or any agreement with any national securities exchange, or otherwise, but no such affirmative vote shall be required with respect to any purchase or other acquisition of securities made as part of (i) a tender or exchange offer by the Corporation to purchase securities of the same class made on the same terms to all holders of such securities and complying with the applicable requirements of the Exchange Act and the rules and regulations thereunder, or any successor rule or regulation or (ii) pursuant to an open-market purchase program conducted in accordance with the requirements of Rule 10b-18 promulgated by the Securities and Exchange Commission pursuant to the Exchange Act or any successor rule or regulation.

(b) A majority of the Continuing Directors shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article Eleventh including, without limitation, (i) whether a person is a Related Person, (ii) the number of shares of Voting Stock beneficially owned by any person and (iii) whether a price is in excess of Fair Market Value.

(c) Nothing contained in this Article Eleventh shall be construed to relieve any Related Person from any fiduciary obligation imposed by law.

(d) Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Voting Stock, voting together as a single class, shall be required to alter, change, amend, repeal or adopt any provision inconsistent with this Article Eleventh.

TWELFTH: Except as otherwise provided in this Certificate of Incorporation, the Bylaws and any designation of terms pursuant to Section 151 of the General Corporation Law of the State of Delaware, any vote required by stockholders pursuant to said General Corporation Law, other than the election of directors (which shall not be affected by this provision), shall be effective if recommended by a majority of the Continuing Directors and the vote of a majority of each class of stock outstanding and entitled to vote thereon; and if not recommended by a majority of the Continuing Directors, then by the vote of 80% of each class of stock outstanding and entitled to vote thereon.

THIRTEENTH:

Definitions

The following definitions shall apply for the purposes of this Article and of Articles Eleventh and Twelfth only:

(a) “Affiliate” shall have the meaning given such term in Rule 12b-2 under the Exchange Act.

(b) “Associate” shall have the meaning given such term in Rule 12b-2 under the Exchange Act.

(c) “Continuing Director” shall mean any member of the Board of Directors who is not an Affiliate of any Related Person or who was a member of the Board of Directors prior to the time that any such Related Person became a Related Person, and any successor of a Continuing Director who is unaffiliated with any Related Person and is recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the Board of Directors. Notwithstanding the above, a majority of the then existing Continuing Directors can deem a new director to be a Continuing Director, even though such person is Affiliated with a Related Person.

(d) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, from time to time.

(e) “Fair Market Value” shall mean: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the principal United States securities exchange registered under the Exchange

Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use or, if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board of Directors in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board of Directors in good faith.

(f) “Massachusetts Predecessor” shall mean Brooks Automation, Inc., a Massachusetts Corporation.

(g) “Merger Date” shall mean the date upon which the Massachusetts Predecessor merges with and into the Corporation.

(h) “Person” shall mean any individual, firm, Corporation or other entity.

(i) “Related Person” shall mean any Person (other than the Corporation, any Subsidiary or any individual who is a stockholder of the Corporation on the Merger Date) which, together with its Affiliates and Associates and with any other Person (other than the Corporation, any Subsidiary or any individual who is a stockholder of the Corporation on the Merger Date) with which it or they have entered into, after the Merger Date, any agreement, arrangement or understanding with respect to acquiring, holding or disposing of Voting Stock, acquires beneficial ownership (as defined in Rule 13d-3 of the Exchange Act, except that such term shall include any Voting Stock which such person has the right to acquire, whether or not such right may be exercised within 60 days), directly or indirectly of more than 5% of the voting power of the outstanding Voting Stock after the Merger Date.

(j) “Subsidiary” shall mean any Corporation in which a majority of the capital stock entitled to vote generally in the election of directors is owned, directly or indirectly, by the Corporation.

(k) “Voting Stock” shall mean all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors.

4. This Restated Certificate of Incorporation was duly adopted by the Board of Directors in accordance with Section 245 of the General Corporation Law of the State of Delaware.

***************

IN WITNESS WHEREOF, Brooks Automation, Inc. has caused this Restated Certificate of Incorporation to be executed by Jason W. Joseph, its Vice President, General Counsel and Secretary, this 20th day of June, 2013.

BROOKS AUTOMATION, INC.

By:	/s/ Jason W. Joseph
Jason W. Joseph
Vice President, General Counsel & Secretary

EXHIBIT A

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF BROOKS AUTOMATION, INC.

Section 1. Designation and Amount. The shares of this series shall be designated as “Series A Junior Participating Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting the Series A Preferred Stock shall be 126,500. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.

Section 2. Dividends and Distributions.

(A) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any other stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount (if any) per share (rounded to the nearest cent), subject to the provision for adjustment hereinafter set forth, equal to 1000 times the aggregate per share amount of all cash dividends, and 1000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock, par value $0.01 per share (the “Common Stock”), of the Company or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

(C) Dividends due pursuant to paragraph (A) of this Section shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

Section 3. Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

(A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 1000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) Except as otherwise provided in the Certificate of Incorporation of the Company, including any other Certificate of Designations creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(C) Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4. Certain Restrictions.

(A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

(ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; or

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (as to dividends and-upon dissolution, liquidation or winding up) to the Series A Preferred Stock.

(B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation of the Company, including any Certificate of Designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.

Section 6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1000 times the aggregate amount to be distributed per share to holders of shares of Common Stock plus an amount equal to any accrued and unpaid dividends. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 8. Redemption. The shares of Series A Preferred Stock shall not be redeemable.

Section 9. Ranking. Unless otherwise provided in the Certificate of Incorporation or a Certificate of Designations relating to a subsequently-designated series of preferred stock of the Corporation, the Series A Preferred Stock shall rank junior to any other series of the Corporation’s preferred stock subsequently issued, as to the payment of dividends and the distribution of assets on liquidation, dissolution or winding up and shall rank senior to the Common Stock.

Section 10. Amendment. The Certificate of Incorporation of the Corporation shall not be amended in any manner, including in a merger or consolidation, which would alter, change, or repeal the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class.

Section 11. Fractional Shares. Series A Preferred Stock may be issued in whole shares or in any fraction of a share that is one one-thousandth of a share or any integral multiple of such fraction, which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock. In lieu of fractional shares, the Corporation may elect to make a cash payment as provided in the Rights Agreement for fractions of a share other than one one-thousandth of a share or any integral multiple thereof.